Exhibit 99.1

OMEGA FLEX, INC.

Manufacturer of flexible metal hose and gas piping products

Exton, Pennsylvania	Contact: Kevin R. Hoben
February 21, 2013	(610) 524-7272

PRESS RELEASE

Omega Flex, Inc. today reported its results of operations for the Twelve and Three Months Ending December 31, 2012:

	OMEGA FLEX, INC. (OFLX)
	Twelve Months Ended December 31,		Three Months Ended December 31,

	2012	2011	2012	2011

Net Sales	$64,016,000	$54,193,000	$18,426,000	$15,618,000

Net Income	$7,696,000	$4,647,000	$1,594,000	$1,708,000

Earnings Per Share – Basic and Diluted	$0.76	$0.46	$0.16	$0.17

Weighted Average Shares – Basic and Diluted	10,091,822	10,091,822	10,091,822	10,091,822

Kevin R. Hoben, President and CEO, announced that the Company had Net Sales of $64,016,000 for the twelve months ending December 31, 2012, compared to $54,193,000 in 2011, increasing $9,823,000, or 18.1%.  For the fourth quarter, Net Sales were $18,426,000 and $15,618,000, for 2012 and 2011, respectively, increasing $2,808,000 or 18.0%.

The Company has experienced sales growth from almost all of its product lines during the year.  Domestically, the Company’s gas piping product, TracPipe® CounterStrike®, has benefited from the uptick in the construction environment, such as the building of single family homes and high-rises. Additionally, the Company’s DoubleTrac® and DEF-Trac® double-containment piping systems have seen increases in orders shipped.  Internationally, despite the soft economy, the Company’s traditional product, TracPipe®, also showed an increase in sales compared to 2011.

The Company’s Net Income through December 31, 2012 was $7,696,000, surpassing last year’s income of $4,647,000 by $3,049,000, or 65.6%.  As announced during the first quarter of 2012, the Company received an insurance legal recovery, which enhanced net income for the year by approximately $2,530,000.  Excluding that event, the year’s income was still 11.2% higher than last year.  For the quarter ended December 31, 2012, Net Income was solid at $1,594,000, compared to $1,708,000 for the fourth quarter of 2011, diminishing by $114,000 or 6.7%.  The shortfall largely relates to a rise in legal expenses in the 4th quarter of 2012, and a one-off tax adjustment which increased income by $151,000 in the 4th quarter of 2011.

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS – This news release contains forward-looking statements, which are subject to inherent uncertainties which are difficult to predict, and may be beyond the ability of Omega Flex to control.  Certain statements in this news release constitute forward-looking statements with the meaning of the Private Securities Litigation Reform act of 1995, that are not historical facts, but rather reflect Omega Flex’s current expectations concerning future results and events.  The words “believes,” “expects,” “intends,” “plans,” “anticipates,” “hopes,” “likely,” “will,” and similar expressions identify such forward-looking statements.  Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Omega Flex (or entities in which Omega Flex has interests) or industry results, to differ materially from future results, performance or achievements expressed or implied by such forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s view only as of the date of this news release.  Omega Flex undertakes no obligation to publicly release the result of any revisions to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, conditions or circumstances.